Exhibit 10.73

SUPPLEMENTAL FUEL MANAGEMENT SUBCONTRACT
AGREEMENT

Dated as of February 28, 2005

to

Fuel Management Subcontract, dated December 17, 1999

for the

BELLINGHAM COGENERATION PLANT

at

BELLINGHAM, MASSACHUSETTS

between

ESI NORTHEAST FUEL MANAGEMENT, INC.

and

FPL ENERGY POWER MARKETING, INC.

SUPPLEMENTAL FUEL MANAGEMENT SUBCONTRACT AGREEMENT

This Supplemental Fuel Management Subcontract Agreement (the "Supplemental Subcontract Agreement") is made as of the 28 of February, 2005, between ESI NORTHEAST FUEL MANAGEMENT, INC. ("Fuel Manager"), a Florida corporation, and FPL ENERGY POWER MARKETING, INC. ("PMI"), a Florida corporation. Fuel Manager and PMI are sometimes referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, Northeast Energy, LP ("Owner") indirectly holds 100% of the partnership interests in Northeast Energy Associates, a limited partnership ("NEA"), the owner of a 300 megawatt combined cycle cogeneration plant, fueled by natural gas or fuel oil, located in Bellingham, Massachusetts ("Facility"); and

WHEREAS, Owner and Fuel Manager entered into a Fuel Management Agreement ("Fuel Management Agreement"), dated January 20, 1998, wherein Fuel Manager manages, on behalf of Owner, all natural gas supply, transportation and storage agreements and any agreements with respect to the purchase, transportation and storage of fuel oil to meet Owner's fuel requirements for the Facility; and

WHEREAS, Fuel Manager and PMI entered into a Fuel Management Subcontract ("Subcontract"), dated December 17, 1999, wherein Fuel Manager subcontracted, pursuant to Section 2.08 of the Parties' Fuel Management Agreement, to PMI its obligations under the Fuel Management Agreement, and PMI accepted same; and

WHEREAS, Owner, recognizing that, upon the completion of a restructuring (herein the "Restructuring") of certain of the Facility's power purchase agreements (such restructured power purchase agreements collectively the "Amended and Restated Power Purchase Agreements") between Owner and certain affiliates of NSTAR, a Massachusetts corporation ("NSTAR"), greater credit requirements would be placed upon Fuel Manager, as well as some additional duties and responsibilities that would require Fuel Manager to make time-sensitive market decisions, supplemented their Fuel Management Agreement with a Supplemental Fuel Management Agreement, dated February 28, 2005. This Supplemental Fuel Management Agreement was intended to provide Fuel Manager additional procedures to those in place in Article X of the Fuel Management Agreement by which the Fuel Manager may provide other necessary and related fuel management services for the optimal and commercially efficient operation of the Facility and management of its assets and contractual obligations; and

WHEREAS, the Fuel Manager and PMI desire to likewise and comparably supplement their Subcontract as provided herein to address the foregoing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

(1) Purchase and Scheduling of Energy and Capacity: Fuel Manager, as an alternative to the procedure set forth in Article X of the Subcontract, may authorize PMI to purchase, either in its own name or as agent for Owner, energy, ancillary services and capacity from Owner's Facility or from the market place and sell same to the purchaser(s) under the Amended and Restated Power Purchase Agreements or others, as the Parties may agree. Fuel Manager's or Owner's authorization shall be in the form of an approved Fuel Supply Plan containing, among other things, the general scope and parameters of PMI's proposed plan for such purchases and sales. Approval of the Fuel Supply Plan shall also constitute Fuel Manager's or Owner's authorization to PMI to enter into various agreements, including but not limited to, energy, ancillary and capacity sales agreements, power pool or regional transmission organization or similar agreements, to schedule energy, effect interconnection and transmission service, confirm energy and capacity sales and transactions, invoice counterparties for energy and capacity sales, obtain necessary regulatory approvals, and receive and pay invoices for services related to the marketing and sale of energy and capacity.

(2) Fuel and Power Supply Activities and Fees: Fuel Manger or Owner, as an alternative to the procedure set forth in Article X of the Subcontract, may authorize PMI, in its name only but for the benefit of Owner, to enter into physical and/or financial transactions (including heat rate call options for power), to manage Owner's positions, short or long, tied to power, oil and natural gas supply, transportation and storage assets under contract, all in order to meet the fuel supply requirements of the Facility or to otherwise meet Owner's commercial and business objectives. Fuel Manager's or Owner's authorization shall be in the form of an approved Fuel Supply Plan, containing, among other things, the general scope and parameters of PMI's proposed strategy and / or transactions. PMI's proposed strategy shall include a description of the transactions necessary to cover the Facility's obligations and to maximize the market value of the Owner's assets with physical and/or financial arrangements.

Fuel Manager agrees to compensate PMI for the costs of credit, if any, incurred by PMI resulting from its purchases and sales of natural gas at the rate of $0.02/MMBtu (herein the "Gas Fee") for all natural gas purchased and sold, whether physical or financial, pursuant to the Fuel Supply Plan, up to a maximum amount of $100,000 per month (the "Monthly Cap"); provided, however, in the event the gas transportation and storage agreements currently in place to serve the Facility are released and/or assigned, the Monthly Cap shall be reduced proportionately during the term of such release and/or assignment, to reflect the expected decrease in monthly purchases and sales as determined by Fuel Manager or Owner and reflected in PMI's Fuel Supply Plan (e.g., if the expected maximum monthly purchases and sales falls by 30% of the prior expected maximum level, the Monthly Cap shall be reduced proportionately). PMI may at its election, and as part of its execution of the Fuel Supply Plan for the benefit of Owner, purchase natural gas under (a) that certain Base Contract for Sale and Purchase of Natural Gas between PMI and NEA dated on or about the date of this Agreement (the "PMI Base Contract") and (b) the Base Contract for Sale and Purchase of Natural Gas between Tractebel Energy Marketing, Inc. ("TEMI") and NEA dated on or about the date of this Agreement (the "TEMI Base Contract"), provided, however, any purchases by PMI made under the PMI Base Contract and the TEMI Base Contract shall be in equal and ratable amounts. In the event PMI elects to purchase natural gas under the PMI Base Contract and the TEMI Base Contract, the Gas Fee shall not apply to such purchases for the term of such election.

Fuel Manager also agrees to compensate PMI for the costs of credit, if any, incurred by PMI at the rate of $0.02/MWh resulting from the purchase and sale of power (herein, the "Power Fee") for each MWh scheduled to an NSTAR utility up to the quantity specified in Schedule 4.1(a) pursuant to Contract Energy as defined in the Amended and Restated Power Purchase Agreements and for each MWh produced by the Facility.

Fuel Manager, as Owner's Agent, pursuant to Article IV of the Fuel Management Agreement and the Subcontract, shall be responsible for reasonable out-of-pocket expenses incurred by PMI in the performance of these services on behalf of, in the name of or for the benefit of Owner.

(3) Natural Gas Transportation and Storage Agreements: Fuel Manager, as an alternative to the procedure set forth in Article X of the Subcontract, may authorize PMI to utilize Owner's existing natural gas supply, storage and transportation agreements, including capacity release functions, balancing and outsourcing agreements, and oil purchase and transportation agreements, including any amendments thereto, for purposes complementary to Owner's commercial and business objectives. Fuel Manager's or Owner's authorization shall be in form of an approved Fuel Supply Plan containing, among other things, the general scope and parameters of PMI's proposed strategy for utilization of such Owner assets.

(4) Additional Agreements: Fuel Manager, as an alternative to the procedure set forth in Article II, Section 2.08(c) and Article X of the Subcontract, may authorize PMI to negotiate and enter into Additional Agreements as agent of Owner for the purchase, storage or transportation of natural gas and fuel oil necessary for the operation of the Facility or otherwise complementary to Owner's commercial and business objectives. Fuel Manager's or Owner's authorization shall be in the form of an approved Fuel Supply Plan containing, among other things, a general description of the instances under which PMI would seek to utilize such Additional Agreements.

(5) Relationship between Supplemental Subcontract Agreement and Subcontract: Fuel Manager and PMI agree Fuel Manager's or Owner's approval for the provision of additional services by PMI in an approved Fuel Supply Plan is intended to supplement the scope of fuel management services set forth in the Parties' Subcontract and to permit PMI to provide same in a more market-sensitive, timely and commercially efficient manner. In all other respects, the Parties agree the provisions of the Subcontract will remain in full force and effect. In the event of a conflict between this Supplemental Subcontract Agreement and the Subcontract, or a dispute between Fuel Manager and PMI regarding such a conflict, Fuel Manager and PMI, if unable to reach a mutually agreeable resolution, shall utilize the dispute resolution procedure set forth in Article XI of the Subcontract.

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IN WITNESS WHEREOF, the Parties hereto have caused this Supplemental Subcontract Agreement to be signed by their respective duly authorized representatives so as to be effective on the date written above.

FUEL MANAGER:	ESI NORTHEAST FUEL MANAGEMENT, INC.
	By:		NATHAN HANSON

		Name:	Nathan Hanson
		Title:	Authorized Representative
SUBCONTRACTOR:	FPL ENERGY POWER MARKETING, INC.
	By:		MARK MAISTO

		Name:	Mark Maisto
		Title:	President